Professional Division

Restructuring Department

Exhibit 99.2

Adar A 9, 5779

February 14, 2019

Our ref.: 20180544/1

Mr. Doron Sadan, CPA

Kesselman & Kesselman

25 Hamered St., Trade Tower

Tel Aviv 68125

Dear Sir,

Re: The sale of shares of Orbotech Ltd. to KLA-Tencor Corporation –

substitution of shares pursuant to Section 104H of the

Ordinance – interested parties

(Ref.: Your letter of May 24, 2018)

1.	The facts as provided to us by you:

1.1.

Orbotech Ltd., (the “Company” or “Orbotech”), Public Co. 520035213, Tax Withholding File 926094848, is an Israeli-resident public company, which was incorporated as a private company on February 8, 1981, and whose securities are listed since 1984 on the NASDAQ Stock Market, in New York, U.S.A. (the “NASDAQ”).

1.2.

The Company engages, directly or indirectly, through held companies, mainly in the development, manufacture, marketing and service of products used in the process of manufacturing electronic components, and mainly in the production of printed circuit boards and flat-panel displays, and in the planning, development, manufacture, marketing and service of manufacturing solutions in the advanced packaging industry and of microelectromechanical systems for the semiconductor industry. The Company sells these products to manufacturers of electronic components. In addition, the Company engages, through a subsidiary (OrboGraph Ltd.), in the development and marketing of handwriting recognition software, and holds the rights in a limited partnership that develops software for the printed circuit board industry (Frontline P.C.B Solutions Limited Partnership).

1.3.

The Company’s issued and paid up capital as of December 6, 2018, includes 48,890,981 ordinary shares of par value ILS 0.14, all which are listed on the NASDAQ. In addition, there are 5,410,773 treasury shares held by the Company and subsidiaries thereof.

Professional Division

Restructuring Department

1.4.	The Company’s shareholders are as follows:

Interested parties

1.4.1.

Dr. Jacob Richter, I.D. 001652502, an Israeli-resident individual who is a Director of the Company, holding, to the best knowledge of the Company, together with his wife, Dr. Judith Richter, I.D. 007630973 (hereinafter: (“Jacob Richter”), (“Judith Richter”) and jointly: (the “Richter Couple”), 2,624,839 shares as of December 19, 2018, constituting approx. 5.4% of the Company’s issued and paid up capital. All of the shares held by the Richter Couple were purchased after the listing of Orbotech.

1.4.2.

Mr. Yochai Richter, I.D. 001652494, an Israeli-resident individual who is the Chairman of the Company’s board of directors, and brother of Jacob Richter (“Yochai Richter”) holding, to the best knowledge of the Company, as of December 19, 2018, 1,024,147 shares, constituting approx. 2.1% of the Company’s issued and paid up capital. All of the shares held by Yochai Richter were purchased after the listing of Orbotech.

1.4.3.

Clal Insurance Enterprises Holdings Limited, Public Company no. 520036120 (“Clal”) holding, as of January 25, 2018 (according to a report that was submitted by Clal to the United States Securities and Exchange Commission (“SEC”) on February 5, 2018) approx. 2,423,483 shares, constituting approx. 4.9% of the Company’s issued and paid up capital, of which approx. 107,150 shares in its Nostro portfolio (the “Nostro Shares”) and the balance through investment funds which are managed by the company for members (the “Provident Shares”). To the Company’s best knowledge, all of the shares held by Clal in the Nostro portfolio (as of the said date) were purchased after the listing of Orbotech.

1.4.4.

Renaissance Technologies LLC (“Renaissance”) which is an American investment body (the identity of investors is unknown to the Company) holding, as of January 4, 2018 (according to a report that was submitted by Renaissance to the SEC on February 14, 2018) approx. 2,642,800 shares, constituting approx. 5.4% of the Company’s issued and paid up capital.

1.4.5.

In addition, the following individuals hold Company shares, as of December 9, 2018: Yehudit Bronicki – 21,308 shares, Dan Falk – 21,308 shares, Eliezer Tokman – 19,776 shares, Prof. Shimon Ullman – 134,663 shares, Arie Weisberg – 69,381 shares, Avner Hermoni – 11,570 shares, Michael Anghel – 28,568 shares, Joseph Tenne – 8,425 shares, Miron Kenneth – 1,825 shares – all of whom serve as directors of the Company; and Asher Levy – 105,095 shares, who is the Company’s CEO (the “Additional Shareholders”).

1.4.6.	The Richter Couple, Yochai Richter, Clal (for the Nostro Shares), Renaissance and the Additional Shareholders shall be hereinafter jointly referred to as: the “Interested Parties”.

Professional Division

Restructuring Department

Public shareholders

1.4.7.

Orbotech remaining shareholders, each holding less than 5% of the Company’s share capital, who purchased their shares after their listing and are not controlling shareholders, as this term is defined in Section 3(i) of the Income Tax Ordinance [New Version], 5721-1961(the “Ordinance”) and are not Interested Parties as stated in Section 1.4.6 above (the “Public Shareholders” and/or the “Public”). For the sake of good order, it is noted that this tax ruling treats the Interested Parties and the Public according to their rate of holdings of Company shares on the Closing Date (as defined in Section 1.10 below).

1.5.	The Company’s shares are held in the following manner:

1.5.1.	The Company’s shares which are traded on the NASDAQ are listed with American Stock Transfer & Trust Company LLC, an American transfer agent (the “Transfer Agent”).

1.5.2.

Most of the shares which are traded on the NASDAQ were purchased through foreign brokers (the “Foreign Brokers”) and are held through the Transfer Agent in the name of the Foreign Brokers. Some of the shares which are traded on the NASDAQ are registered directly in the name of the shareholders with the Transfer Agent, such that these shareholders hold their shares directly vis-à-vis the Transfer Agent.

1.5.3.

Some of the shares which are traded on NASDAQ were purchased through stock exchange members in Israel (through Foreign Brokers or directly) (“TASE Members”) and are held through the Transfer Agent in the name of the Foreign Brokers and/or through TASE Members.

1.6.	In addition, the Company granted rights to employees and officers as follows:

1.6.1.

To employees and/or officers and/or advisors of the Company who are not “controlling shareholders” as defined in Sections 32(9) and 102 of the Ordinance, and who are residents of Israel, the Company granted equity compensation, as outlined in Section 102 of the Ordinance, on the capital gains with a trustee track (“Capital Gains 102 Rights Holders”), pursuant to the Company’s option plans of 2000[1], 2003, 2010 and 2015, which were submitted for the approval of the tax assessor for large enterprises as a plan for the allotment of options on a capital gains track pursuant to Section 102(b)(3) of the Ordinance (the “Option Plans”). As of the date herein, the trustee for the Option Plans is IBI Capital Compensation and Trusts (2004) Ltd. (the “102 Trustee”).

[1]	It is noted that the 2000 plan was based on the version of Section 102 of the Ordinance that existed prior to Amendment 132.

Professional Division

Restructuring Department

1.6.2.

In addition, the Company has allotted to officers (who at certain times were deemed controlling shareholders) and/or to advisors of the Company, by virtue of the Option Plans, equity compensation under Section 3(i) of the Ordinance (“3(i) Rights Holders”). Accordingly, the 102 Trustee currently holds, for the 3(i) Rights Holders, the following grants under Section 3(i) of the Ordinance:

1.6.2.1.	Options to purchase shares of the Company (“3(i) Options”).

1.6.2.2.	Restricted Share Units (RSUs) of the Company (“3(i) Restricted Share Units”).

1.6.2.3.

Shares deriving from the exercise of 3(i) Options, from the vesting of 3(i) Restricted Share Units and the expiry of the restriction period of the restricted shares which were allotted under Section 3(i) (“3(i) Shares”).

1.6.3.

Furthermore, the Company has granted to employees and officers in foreign-resident companies controlled thereby, (some of whom act as service providers to such companies) who are foreign residents (“Foreign-Resident Employees”) non-tradable options exercisable into ordinary shares of the Company, Restricted Share Units (RSUs) and restricted shares (“Foreign-Employee Options”).

1.7.

KLA-Tencor Corporation is a company incorporated in the State of Delaware, U.S.A., which shares are listed on the NASDAQ, under the symbol KLAC (“KLA” and/or the “Acquiring Company”). KLA indirectly holds two Israeli-resident companies, KLA-Tencor Integrated Metrology (Israel) (2002) Ltd. and KLA-Tencor Corporation (Israel) (hereinafter, jointly: the “Subsidiaries”).

1.8.	KLA engages in the manufacturing, equipment, controls and inspection of the microchip industry.

1.9.

On March 18, 2018, a merger agreement (the “Merger Agreement”), was executed between the Company of the first part and the Acquiring Company and Tiburon Merger Sub Technologies Ltd., P.C. 515816270, a private company incorporated in Israel, wholly owned, directly or indirectly, by KLA (the “Target Company”). It is hereby emphasized that the merger does not constitute a merger as defined in Section 103 of the Ordinance which is entitled, upon the fulfilment of the conditions stipulated in Part E2 of the Ordinance, to the benefits and conditions which are determined in the second chapter of Part E2 of the Ordinance, and therefore ,the use of the term merger in this context refers to a transaction in which KLA has in fact purchased, directly or indirectly, all of the shares of Orbotech, i.e. a share purchase transaction.

Professional Division

Restructuring Department

1.10.

Pursuant to the Merger Agreement, a reverse triangular merger[2] will be carried-out (the “Merger” or the “Transaction”), by which upon the completion of the Merger, the Target Company would merge into and with the Company (as the surviving company in the merger), and be wound-up pursuant to Section 323 of the Companies Law. As a result of the Merger, the Company would become a wholly-owned subsidiary (indirectly, held through the Subsidiaries) of KLA, and the Company’s shares would be delisted from the NASDAQ. A summary chart of the relevant holding structure specifying the Transaction is attached as Annex A. The closing of the Merger is expected to be carried-out subject to the fulfillment of various preliminary conditions which are anticipated to be satisfied during the first quarter of 2019 (the “Closing Date”). It is noted that the Company’s shareholders approved the Transaction and the Merger Agreement on July 12, 2018. It is further noted that until the Closing Date, the Company’s shares will continue to be traded on the NASDAQ.

1.11.

It is noted that for the purpose of the purchase of the Company’s shares, the Acquiring Company will provide no debt to the Target Company and/or to the Company and/or to a subsidiary held directly or indirectly by Orbotech.

1.12.

Pursuant to the Merger Agreement, the consideration for a single share of the Company (the “Entitling Share”) to be paid to all the entitled Rights Holders in the Company, as specified in Sections 1.5 and 1.6 (the “Entitled Shareholders”) on the Closing Date shall be as follows:

1.12.1.	A cash payment of U.S. $38.86, without added interest and net of applicable taxes (“Cash Consideration”); and

1.12.2.	0.25 of a common share of the Acquiring Company (“Stock Consideration”);

1.12.3.

The Acquiring Company will not allot fractional shares, and insofar as an Entitled Shareholder of the Company is entitled to receive fractional shares of the Acquiring Company, he will receive a cash amount in lieu thereof, which shall be equal to the product of multiplying: (1) the relative portion in the Acquiring Company’s share; by (2) the average of the closing prices of the Acquiring Company’s share on the NASDAQ in the ten days preceding the Closing Date (it is clarified that the term “Cash Consideration” includes both the cash payment described in Section 1.12.1 above and the payment for fractional shares described in this Section).

[2]	Pursuant to Sections 314 to 327 of the Companies Law, 5759-1999 (the “Companies Law”).

Professional Division

Restructuring Department

1.12.4.	The sale of Orbotech shares against the Stock Consideration only, shall be defined below as the “Share Substitution Transaction”.

1.12.5.	The Cash Consideration and the Stock Consideration shall hereinafter jointly be referred to as: the “Transaction Consideration”.

1.13.	According to the provisions of the Merger Agreement, no payment shall be paid for treasury shares held by the Company.

1.14.	The Transaction Consideration for Employees and officers shall be as follows:

1.14.1.

The Transaction Consideration shall be granted to Capital Gains 102 Rights Holders whose rights shall have vested on the Closing Date, including options that were allotted under Section 102 of the Ordinance (net of the exercise price, if any), Restricted Share Units and restricted shares in respect of which the vesting period shall have elapsed, as well as shares deriving therefrom, and to 3(i) Rights Holders whose rights shall have vested on the Closing Date, including options that were allotted under Section 3(i) of the Ordinance (net of the exercise price, if any), Restricted Share Units and restricted shares in respect of which the vesting period shall have elapsed as well as shares deriving therefrom, all subject to the provisions of the Merger Agreement.

1.14.2.

The Foreign-Resident Employees who hold, on the Closing Date, vested options or rights to vested Restricted Share Units or vested restricted shares, shall be entitled to receive the Transaction Consideration, pursuant to the instructions and adjustment set forth in the Merger Agreement in respect of the aforesaid options and rights to restricted shares.

1.14.3.

Foreign-Employee Options for which the contractual vesting date shall have not yet passed on the Closing Date will be assumed by KLA and converted into options for the purchase of KLA shares and/or KLA Restricted Share Units and/or KLA restricted shares as the case may be3.

[3]	According to the terms and conditions set forth in the Merger Agreement.

Professional Division

Restructuring Department

1.15.

It is noted that the Transaction Consideration will be transferred from the Acquiring Company or anyone on its behalf to the Transfer Agent (as defined in Section 1.5.1 above), which shall act as a paying agent in the Transaction.

1.16.

The Acquiring Company will appoint IBI Trusts Management P.C. 515020428, withholding file no. 936080233, which will be responsible for the deduction of withholding tax, insofar as applicable, from the Transaction Consideration (the “Israeli Paying Agent” or the “Tax Trustee”).

1.17.	The Transaction Consideration will be paid to the Company’s Entitled Shareholders through the Transfer Agent and/or the Company as follows:

1.17.1.

For shareholders whose shares are listed on the NASDAQ – the Transaction Consideration will be transferred to shareholders whose shares are listed on the NASDAQ through the Foreign Brokers or directly by the Transfer Agent. It is noted that part of the aforesaid Transaction Consideration will be transferred through the Foreign Brokers to the TASE Members and/or Israeli Banks for shareholders who are residents of Israel and who hold their shares through them. If the shares are directly held by a TASE Member, the consideration shall be transferred directly thereto by the Transfer Agent.

1.17.2.

For Foreign-Resident Employees – the Transaction Consideration shall be transferred to the Company and the Company will transfer the Transaction Consideration to the Foreign-Resident Employees through its subsidiaries, as the case may be.

1.17.3.

For Capital Gains 102 Rights Holders and 3(i) Rights Holders – the Transaction Consideration shall be transferred to the Trustee or the 102 Trustee, who will transfer it to such Rights Holders as aforesaid.

1.18.

It is noted that the taxation method with respect to Capital Gains 102 Rights Holders and with respect to 3(i) Rights Holders as per Section 1.6 above was arranged on October 7, 2018 by a separate tax ruling, as part of an application made to the Employees Option Taxation Department, the Professional Division of the Tax Authority (“102 Tax Ruling”), with the exclusion of the Stock Consideration which is paid to 102 Capital Gains Rights Holders and to 3(i) Rights Holders who, on the Closing Date, hold vested options and/or Restricted Shares and/or Restricted Share Units in respect of which the vesting period shall have elapsed (“KLA Shares Allotted to 102 Rights Holders and 3(i) Rights Holders”), as specified in Section 1.14.1 above, who for purposes of this tax ruling shall be deemed as Public Shareholders.

Professional Division

Restructuring Department

1.19.

Furthermore, it is noted that the method of taxation of the Stock Consideration that is paid to the Public shall be arranged in a separate tax ruling whose number is 20180544/2 (the “Interested Public Tax Ruling”).

1.20.

It is further noted that the method of deduction of withholding tax for all of the rights holders of the Company (other than as provided in Section 1.18 above) for the Cash Consideration (and in respect of Foreign-Resident Employees and foreign resident Public Shareholders with respect to the total Transaction Consideration, i.e. – both the Cash Consideration and the Stock Consideration) was arranged by a separate tax ruling, numbered 20585565, issued by the Capital Market Division in the Tax Authority on January 31, 2019 (the “Capital Market Tax Ruling”).

1.21.

According to your statement, pursuant to the trading data released by Nasdaq, the average daily trading volume of Orbotech shares on Nasdaq during the two-year period between June 27, 2016 and June 26, 2018 was approx. 383,135[4] shares, and that considering the number of Orbotech shares which are issued on the stock exchange and are not held by the Interested Parties (as defined above), then, on average, all of such shares are sold on the stock exchange every 117 days or thereabouts (approx. 4 months).

1.22.

According to your statement, pursuant to the trading data released by Nasdaq, the average daily trading volume of KLA shares on Nasdaq during the two-year period between May 1, 2016 and May 1, 2018 was approx. 1.4[5] million shares, and that considering the number of KLA shares which are issued on the stock exchange and are not presently held by controlling shareholders, then, on average, all of such shares are sold on the stock exchange every 106 days or thereabouts (approx. 3.5 months).

Additional Declarations

1.23.

In the event the Share Substitution Transaction shall constitute a tax planning which is required to be reported, such report shall be made according to the Income Tax Regulations (Reportable Tax Planning), 5767-2006.

1.24.

According to your declaration, after the Share Substitution Transaction as aforesaid, neither the Interested Parties nor the Interested Public hold rights in the Acquiring Company at a rate exceeding 50%.

1.25.	According to your declaration, the Share Substitution Transaction is not part of a multi-stage transaction whose main objective is an inappropriate tax reduction.

[4]	According to trading data as presented on the Yahoo Finance website, attached as Annex B.
[5]	According to trading data as presented on the Bloomberg Finance website, attached as Annex C.

Professional Division

Restructuring Department

1.26.

According to your declaration, no restructurings were performed according to Part E-2 of the Ordinance in the two tax years preceding the year in which the date of the share substitution occurred at the Company and at any party affiliated therewith.

1.27.

According to your declaration, all of the shares and all of the rights to purchase shares of each one of the shareholders of the Company and of a party affiliated therewith, in the Company, shall be transferred / cancelled in the framework of the share substitution.

1.28.	According to your declaration, prior to the restructuring contemplated in this ruling, there are no outstanding balances between the Company and its shareholders, in their capacity as shareholders.

1.29.

According to your declaration, the entire Transaction Consideration (with the exception of consideration for equity compensation granted by the Company to employees and/or officers (including directors) and/or compensation pursuant to Section 3(i) of the Ordinance to consultants of the Company) reflects only equity consideration for the Company’s shares and/or rights in respect of the Company’s shares and does not include salary, etc.

1.30.	According to your declaration, immediately prior to the Transaction, the Company and KLA are not an affiliate as defined in Section 103 of the Ordinance.

1.31.

According to your declaration, the entire Transaction Consideration was determined between a willing seller and a willing buyer and was not affected by the existence of any special relations, directly and/or indirectly.

1.32.	According to your declaration, the Company does not constitute a land association within the meaning thereof in the Land Taxation Law (Appreciation and Purchase), 5723-1963.

1.33.

The Subsidiaries of KLA and Orbotech are subject to the provisions of the Encouragement of Capital Investments Law, 5719-1959, as of the date of issuance of this tax ruling. It is noted that as of 2018 Orbotech reports its income within a preferred route.

2.	The application

2.1.

To confirm that, with respect to the equity consideration only, which is received by the Interested Parties only, who are Israeli residents, who wish not to report the share substitution as a taxable transaction on the Closing Date, the provisions of Section 104H of the Ordinance shall apply.

Professional Division

Restructuring Department

3.	The tax ruling:

3.1.	Every term in this tax ruling shall bear the meaning and the definition determined therefor in Part E2 of the Ordinance, after Amendment 242 to the Ordinance, unless explicitly stated otherwise.

3.2.	For purposes of Section 104H of the Ordinance and for purposes of this chapter:

“Transferred Company” – Orbotech.

“Surviving Company” – KLA, indirectly, through the Subsidiaries.

“Substitution Date” – The date of substitution of the shares in practice and no later than 180 days from the date of issuance of this tax ruling.

“Allotted Shares” – KLA shares which are allotted to the Transferring Shareholders against the Transferred Shares, all within the meaning thereof in Section 104H of the Ordinance, including all of the securities to be received in the context of a capital restructuring of KLA, including distribution of bonus shares, split and any right allotted by virtue thereof.

“Applying Rights Holders” or “Transferring Shareholders” – Interested Parties, residents of Israel only, who wish that the provisions of Section 104H of the Ordinance, that are specified in Annex D to this tax ruling, will apply to them. A current version of Annex D shall be transferred shortly after the Closing Date, containing an updated list of Interested Parties who are Israel residents, in accordance with the provisions of the last part of Section 1.4.7 above.

“Deferment Period” – with regard to one half of the Allotted Shares which were allotted to the Applying Rights Holders and actually transferred to the Applying Rights Holders – 24 months from the share Substitution Date. With regard to the remaining Allotted Shares which were actually transferred to the Applying Rights Holders – 48 months from the share Substitution Date.

“Tax Arrangement” – an arrangement for the deferment of the tax event with respect to the equity component in accordance with Section 104H of the Ordinance, all as will be determined and stipulated below.

“Trustee” – IBI Trusts Management P.C. 515020428, withholding file no. 936080233.

The tax arrangement with respect to the equity component that is paid to Israel resident shareholders who are Interested Parties for Orbotech shares (the “Share Substitution Transaction”)

3.3.

This tax ruling does not apply with regard to rights holders in the Transferred Company who are not among the Applying Rights Holders, with regard to whom the provisions of the Ordinance or the provisions of Interested Public Tax Ruling (as defined in Section 1.19 above) shall apply. In addition, this tax ruling does not apply with regard to shareholders of the Transferred Company who were previously given a preliminary tax ruling from the Tax Authority that determines a tax arrangement pertaining to taxation of the shares held by them (if any).

Professional Division

Restructuring Department

The Trustee’s responsibility:

3.4.

I hereby confirm that the Surviving Company and/or Acquiring Company, the Target Company or the Subsidiaries or another on their behalf are exempt from deduction of withholding tax due to the transfer to the Trustee of the consideration attributed to the Applying Rights Holders in the Share Substitution Transaction, as the case may be, subject to compliance with the provisions of this tax ruling. It is emphasized that the exemption from deduction of withholding tax is subject to the transfer of the entire Stock Consideration which is attributed as aforesaid to the Trustee.

3.5.	The Trustee undertakes, by signing Annex E to this tax ruling, to comply with the provisions that arise from Section 104H of the Ordinance and the provisions of this tax ruling.

3.6.

The Trustee shall be responsible vis-à-vis the Tax Authority for payment of the full tax deriving from the share substitution, from the terms and conditions of this tax ruling and from the provisions of any law in respect of the consideration in the Allotted Shares attributed to the Applying Rights Holders. Such liability shall be valid until payment of the full tax due in Israel. The provisions of any law shall apply to the Trustee.

3.7.	Regarding the consideration in the Share Substitution Transaction attributed to the Applying Rights Holders, the Trustee shall act as follows:

3.7.1.

The Trustee shall not release and/or hand over the Allotted Shares to the Applying Rights Holders, other than subject to the provisions of this tax ruling or in accordance with the provisions of the withholding tax certificate to be issued by the assessing officer of the Applying Rights Holders, as the case may be. In addition, the Trustee shall not perform any act whose significance is a sale and/or pledge of the Allotted Shares, either directly or indirectly, unless it receives approval therefor from the Mergers & Splits Department at the Tax Authority.

3.7.2.

It is hereby clarified that the Trustee will be entitled to sell Allotted Shares without the consent of the Applying Rights Holder for the purpose of payment of the tax due under the Ordinance or according to this tax ruling.

3.7.3.

The Trustee shall deduct withholding tax from the deferred consideration at the tax rate stated in Section 104H(c)(5) of the Ordinance or subject to a certificate of withholding tax at a reduced rate that will be issued by the assessing officer. The withheld tax will be transferred by the Trustee to an assessing

Professional Division

Restructuring Department

officer where the Trustee’s deductions file is maintained (the “Deductions Assessing Officer”), by the 15th day of the month after the month in which the consideration was paid through deduction of withholding tax and/or through payment of a tax voucher in the file maintained with the Applying Rights Holders’ assessing officer.

3.7.4.

The Trustee shall hold the Allotted Shares until the sale thereof and deduction of the withholding tax due to such sale, at the rate of tax stated in Section 104H(c)(5) of the Ordinance from the capital gain or at a lower rate, as the assessing officer will determine in accordance with a detailed report on the capital gain that will be presented to him. The withheld tax as aforesaid will be transferred by the Trustee to the Deductions Assessing Officer, by the 15th day of the month after the month in which the Allotted Shares were sold and/or through payment of a tax voucher in the file maintained with the Applying Rights Holders’ assessing officer. For purposes of this subsection, “sale” – including an involuntary sale, pledge or transfer of the rights to the Applying Rights Holder.

3.7.5.

The Trustee shall deduct withholding tax in any dividend distribution by KLA, in accordance with the tax rate stated in Section 104H(c)(5) of the Ordinance (similarly to capital gain) or subject to a certificate of withholding tax at a reduced rate that will be issued by the assessing officer. The Trustee shall transfer the tax as aforesaid to the Deductions Assessing Officer, by the 15th day of the month after the month in which the dividend was paid. To clarify, after the tax payment the Trustee shall transfer the remaining dividend to the applying shareholders.

3.7.6.

The Trustee shall not provide the Applying Rights Holders with confirmation regarding the tax that was deducted in a dividend distribution according to Form 867 with respect to the year in which the dividend was distributed, notwithstanding the provisions of Regulation 16 of the Income Tax Regulations (Deduction from Interest, Dividend and Certain Profits), 5766-2005. With respect to the tax that was withheld as aforesaid, the following provisions shall apply:

3.7.6.1.

The confirmation as aforesaid shall only be given with respect to the year in which the sale date, as defined in Section 104H of the Ordinance, occurs, and as provided in this tax ruling and only in respect of the Allotted Shares that are deemed as sold in such year.

3.7.6.2.	The tax that was withheld from the dividend shall be attributed to the shares allotted until such date to the Trustee according to the attribution of the dividend to such shares as aforesaid.

Professional Division

Restructuring Department

3.7.6.3.

The tax that was withheld as aforesaid shall be adjusted according to the change in the CPI, from the date of payment of the tax until the sale date as aforesaid. It is clarified that the Trustee is required to include in the confirmation that is given to the Applying Rights Holder, the amount withheld, on an adjusted basis.

3.7.6.4.	It is emphasized that under no circumstances will interest be received in respect of the amount withheld from the dividend.

3.7.7.

The Trustee undertakes to report to the assessment offices where the files of the Applying Rights Holders are maintained, as specified in the table in Annex D (the “Assessing Officers”), on any transaction for the sale of the Allotted Shares, including a sale to a relative, from the share substitution date until the date of payment of the full tax deriving from the substitution of the shares, within 30 days from the date of a sale transaction.

For this purpose, “relative” – as defined in Section 88 of the Ordinance.

3.7.8.

The Trustee shall submit to the Assessing Officers, at the end of each tax year, a report specifying the balance of the Allotted Shares held thereby as of the beginning of the tax year, actions taken in the Allotted Shares during the tax year, including Allotted Shares that were sold, and the balance of the Allotted Shares held thereby at the end of the year.

3.7.9.

The Trustee undertakes that calculation of the capital gain in the sale of the Allotted Shares and determination of the tax rates will be in accordance with the provisions of Section 104H of the Ordinance and the provisions of this tax ruling.

The Applying Rights Holders’ application:

3.8.

By virtue of my authority under Section 104H(b)(1)(e) of the Ordinance, I hereby confirm that substitution of the shares of the Transferred Company with the shares of the Surviving Company, by the Applying Rights Holders, shall not be charged tax on the share substitution date, but shall be charged tax on the sale date as defined in Section 104H of the Ordinance, subject to fulfillment of all of the provisions and terms and conditions in Section 104H of the Ordinance and the terms and conditions specified in this tax ruling.

Professional Division

Restructuring Department

3.9.

It is clarified that the provisions of Section 104H of the Ordinance and the provisions of this tax ruling shall only apply to Stock Consideration actually paid to the Applying Rights Holders, if any. No benefits pursuant to Section 104H of the Ordinance and this tax ruling shall apply with respect to the Cash Consideration, and it shall be handled pursuant to the Capital Market Tax Ruling.

3.10.	I hereby confirm that the Closing Date shall be the share substitution date.

3.11.

The Applying Rights Holders are required to submit, within 30 days of the Closing Date, a notice with the Assessing Officer, to which notice this tax ruling will be attached, of the substitution of the shares and of their choice to trigger the provisions of Section 104H of the Ordinance with respect to the capital gain. It is emphasized and agreed that, in the annual report for the tax year in which the date of substitution of the shares occurs, which report is submitted to the Assessing Officer with which the file of each of the Applying Rights Holders is managed, the shares substitution transaction will not be reported as a sale liable for capital gain tax by the Applying Rights Holders in respect of the consideration in shares, except in case the sale date, as defined in Section 104H of the Ordinance and in this tax ruling, occurs in the same tax year in which the date of substitution of the shares occurs.

3.12.	For avoidance of doubt, it is clarified and agreed that the Surviving Company shall allocate, in the share substitution transaction, shares with equal rights to all the Transferring Shareholders.

3.13.

For avoidance of doubt, it is clarified and agreed that the ratio between the market value of the transferred shares and the market value of the Surviving Company, immediately following the exchange of the shares shall be as the ratio between the market value of the Stock Consideration and the Cash Consideration, and the market value of all the rights in the Surviving Company, immediately following the exchange of the shares.

3.14.

In the sale of the Allotted Shares, the Applying Rights Holders are required to submit to the Assessing Officer a report that includes all of the details as required by Section 91(d) of the Ordinance, including the calculation of the capital gain or capital loss created in the sale of the Allotted Shares, which shall be calculated according to the dollar rate on the date of sale of the shares, and all in accordance with the provisions of Section 104H of the Ordinance and the provisions hereof.

3.15.

Notwithstanding and in addition to the provisions of Section 104H(4) of the Ordinance, with respect to the determination of the consideration – a dividend distributed in any form in respect of the Allotted Shares to the Applying Rights Holders, in the period between the Substitution Date and the sale date, which is added to the consideration, will be calculated as adjusted from the date of distribution thereof to the sale date.

Professional Division

Restructuring Department

3.16.

In the sale of the Allotted Shares by the Applying Rights Holders, the provisions of Section 104F of the Ordinance shall apply mutatis mutandis. With respect to the application of the provisions of Section 104F as aforesaid, the transferred shares shall be deemed a transferred asset. For the avoidance of doubt, it is clarified and agreed that with respect to the application of the provisions of Section 104F as aforesaid, only Orbotech shares substituted against KLA shares shall be deemed as the transferred asset.

3.17.

For the purpose of calculating the capital gain per share held by the Interested Parties, on the first sale of the Allotted Shares, the original price of the Allotted Share shall be deemed as the original price of all of Orbotech shares held by the applying shareholder after deduction of the original price that was attributed to the Cash Consideration as defined in the Capital Market Tax Ruling (in Section 3.13 of the ruling there), all pursuant to the provisions of the Ordinance.

For this purpose, the “shares substituted for the Stock Consideration” shall be the total quantity of Orbotech shares held by the applying shareholder less the total quantity of the sold Entitled Shares (as defined in the Capital Market Tax Ruling) (the “Substituted Shares”).

The calculation formula regarding considerations received by an Entitled Shareholder:

A – Cash Consideration

B – the value of 0.25 of a share of KLA common stock which was received according to the average of 30 trading days preceding the Closing Date

C – the number of the Company’s securities held by an Entitled Shareholder

3.18.

It is clarified that the cost of the Substituted Orbotech Shares, net of the cost which was attributed to the Cash Consideration (as provided in Section 3.13 of the Capital Market Tax Ruling) shall be attributed to the Allotted Shares (in the FIFO method).

Professional Division

Restructuring Department

3.19.

It is agreed that each of the Applying Rights Holders who, on the share substitution date, is considered a material shareholder in the Transferred Company, shall be deemed a material shareholder in the Surviving Company in respect of the sale of the shares contemplated in this tax ruling only until the sale of all of the Allotted Shares.

For this purpose, “material shareholder” – as defined in Section 88 of the Ordinance.

3.20.

For the avoidance of doubt, it is clarified that, in the calculation of the capital gain from the sale of the Allotted Shares, none of the Applying Rights Holders shall be entitled to any credit, deduction or exemption to which he was not entitled on the date of substitution of the shares.

3.21.

It is agreed that all of the Applying Rights Holders who are Israeli residents on the eve of substitution of the shares shall be deemed Israeli residents until payment of the tax in full pursuant to this tax ruling and completion of all of the undertakings specified herein, as set forth in Section 104H(C)(11) of the Ordinance. For the avoidance of doubt, the Applying Rights Holders shall not be granted a credit for Foreign Taxes, as defined in Section 199 of the Ordinance, unless they were entitled thereto on the date of substitution of the shares.

3.22.

Insofar as the Applying Rights Holders and/or a party related to the them purchase the shares of the Surviving Company within 30 days of the date of sale of the Allotted Shares and prior to the date of expiration of the Deferment Period (with the exception of shares originating in the exercise of equity-based employee compensation), all of the provisions of this tax ruling shall apply, also to the consideration received in respect of the sale of the shares so purchased.

3.23.

If it transpires that details provided to the Director are not correct or not complete in a material manner, or it transpires that details specified in the application did not exist, or it transpires that the Surviving Company and/or the Transferred Company and/or the Applying Rights Holders do not satisfy the conditions set forth in Section 104H of the Ordinance and/or do not satisfy the conditions of this tax ruling, the provisions set forth in Section 104H(h) of the Ordinance shall apply.

3.24.

The aforesaid notwithstanding, the KLA Shares Allotted to Interested Parties who are Capital Gains 102 Rights Holders shall be deposited with the 102 Trustee of the Acquiring Company, ESOP Management & Trust Services Ltd., P.C. 513699538, Tax Withholding File 935877779 (the “102 Trustee of the Acquiring Company”). The withholding of tax in a sale of KLA shares allotted to Interested Parties as aforesaid, shall be carried out by the 102 Trustee of the Acquiring Company, in accordance with the provisions of Section 102 of the Ordinance and the provisions of the 102 Tax Ruling, and the provisions of Section 104H(e) of the Ordinance shall apply with respect thereto.

3.25.

KLA Shares allotted to Public Shareholders who are 3(i) Rights Holders shall be deposited with the 102 Trustee of the Acquiring Company and/or remain with the 102 Trustee. The withholding of tax in a sale of KLA shares allotted to 3(i) Rights Holders for 3(i) Options and 3(i) Restricted Share Units that have vested (for which tax as income from work and/or business income, as the case may be, has not yet been paid) shall be carried out by the 102 Trustee of

Professional Division

Restructuring Department

the Acquiring Company, upon their actual sale in accordance with the Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, the Income Tax Regulations (Withholding from Certain Types of Fees), 5727-1967, the Income Tax Regulations (Withholding from Salary and Wages), 5753-1993, or in accordance with another valid certification from the Tax Authority, as applicable.

3.26.

The withholding of tax in a sale of KLA shares allotted to 3(i) Rights Holders in respect of 3(i) Shares (including vested 3(i) Restricted Share Units for which tax shall have been paid as income from employment and/or business income, as the case may be, upon the expiration of the vesting/restriction period) shall be carried out by the 102 Trustee of the Acquiring Company and/or the Trustee (as the case may be), upon their sale, in accordance with the provisions of Section 3.7.4 above (i.e. at the tax rate specified in Section 104H(c)(5) of the Ordinance from the capital gain, or at such lower rate as the Assessing Officer shall determine according to a detailed capital gain report presented to him) all in accordance with the provisions of this tax ruling.

General provisions

3.27.

This tax ruling was issued subject to the veracity of all of the facts that were provided to us by you and subject to the fact that we have been provided with all of the full and relevant details, including those appearing in this tax ruling. The Tax Authority is entitled to cancel this tax ruling, in whole or in part, immediately or retroactively, if it transpires that the details that were provided are incorrect and/or if it transpires that material details were not provided at all.

3.28.

For avoidance of doubt it is clarified and agreed that this tax ruling does not provide confirmation in any way of compliance with the terms set forth in part E-2 of the Ordinance in general, and compliance with the terms set forth in Section 104H of the Ordinance in particular, which subject may be reviewed by the assessing officer and/or the Israeli Tax Authority.

3.29.

For the avoidance of doubt, it is hereby clarified and agreed that this tax ruling shall not apply to options for Orbotech shares and/or bonds convertible into Orbotech shares and/or shares allotted to employees whose sale is subject to the provisions of Section 102 of the Ordinance.

3.30.

For the avoidance of doubt, it is clarified and agreed that nothing in this tax ruling constitutes making an assessment in any manner for any body and/or confirmation of the facts and/or acts and/or transactions and/or data presented by you, issues which may be inspected by the Assessing Officer.

3.31.

For the avoidance of doubt, it is hereby clarified and agreed that this certificate shall not derogate from and/or limit in any way the powers of the Assessing Officer and/or the Tax Authority, pursuant to the provisions of the Ordinance and under any law.

Professional Division

Restructuring Department

3.32.

For the avoidance of doubt, it is clarified and agreed that this tax ruling does not constitute approval of any kind for a transaction for the transfer of Orbotech shares to the Acquiring Company, including the determination of the tax liability in the transaction, and inter alia regarding the value thereof, the identity of the parties to the transaction and their residence, the manner of performance thereof (for consideration in cash or D/C), its classification for tax purposes (liable or exempt) etc., which issues are subject to the inspection of the assessing officer and/or the Tax Authority.

3.33.	The aforesaid is not binding on the Capital Market, Insurance and Savings Division at the Ministry of Finance, the Bank of Israel, the ISA, another tax authority or any other body.

3.34.

Orbotech and KLA undertake to publish, in proximity to confirmation of this tax ruling, the principles of this tax ruling and/or the entire tax ruling, in a report to the SEC, by way of attachment (by way of reference) to the prospectus and to the registration statement on Form S-4 of KLA. On the Closing Date, Orbotech and KLA undertake to deliver to the Tax Authority information regarding the percentage of Orbotech shares substituted for the equity component.

3.35.

The provisions of this tax ruling do not derogate from the entitlement of a shareholder, who deems himself entitled to a refund of tax as aforesaid, for whatever lawful reason, to receive a refund of tax that was withheld. It is clarified that the aforesaid will be done only through the filing of a report, within the meaning thereof in Section 131 of the Ordinance, to the assessing officer. It is clarified that the aforesaid does not derogate from the authority given in the Ordinance to the assessing officer.

3.36.

For the avoidance of doubt, it is clarified that nothing in the aforesaid shall cancel valid withholding tax certificates that were issued by the assessing officer in respect of the rate of withholding of tax from transactions in the capital market. In cases where shareholders present certificates as aforesaid, withholding tax will be deducted according to the provisions of the certificate, that shall be transferred, according to the provisions of such certificate, to the tax authorities.

3.37.

It is emphasized that nothing in this tax ruling shall determine the tax treatment on the Company’s books, nothing in this tax ruling shall constitute the making of an assessment for the Company, nothing in this tax ruling shall limit the assessing officer in the making of the assessment, including with respect to the implications deriving from the Transaction as aforesaid with respect to the Encouragement of Capital Investments Law, except with respect to the withholding issues that are arranged by this tax ruling and subject hereto.

3.38.

It is clarified and agreed that that no deduction will be permitted for the purpose of determining the taxable income, whether directly or indirectly, to the Surviving Company or the Transferred Company, as specified in the tax ruling and/or to a related party, of any expenses relating, directly and / or indirectly, to the share exchange, including legal expenses, auditing, experts, consultants and various fees, as a deduction or expense under Section 17 of the Ordinance.

Professional Division

Restructuring Department

3.39.	This tax ruling will be valid insofar as the Closing Date shall be by June 30, 2019, unless extended by the Restructuring Department at the Tax Authority.

3.40.

Messrs. Richter, Yochai Richter, Clal in respect of the Nostro Shares, Orbotech, KLA and the Israeli Paying Agent undertake to transfer to the Professional Division at the Tax Authority and to the assessing officer, within 30 days from the Closing Date, a letter in which they confirm acceptance of all of the terms and conditions of the tax ruling, verbatim and without qualification. If no such letter is received within the said timeframe from Orbotech, KLA and the Israeli Paying Agent, this tax ruling shall be deemed as a tax ruling other than by agreement, and all of the provisions with respect to deduction of the withholding tax shall be deemed null and void retroactively. If no such letter is received from Messrs. Richter and/or from Yochai Richter and/or from Clal within the said timeframe, this tax ruling shall be deemed as a tax ruling other than by agreement with respect to any of them who did not provide his confirmation as aforesaid, and all of the provisions with respect to deduction of the withholding tax with respect to him shall be deemed null and void retroactively.

Sincerely,

Tzvika Barel, C.P.A. (L.L.M.)

Director of Restructuring Department

cc:

Mr. Roland Am-Shalem, C.P.A. (L.L.M.) — Senior VP for Professional Affairs

Mr. Ofri Shalev, C.P.A. — Senior Department Manager Professional — Kfar Saba Assessing Officer

Mr. Avi Bachar, C.P.A. — AOLE

Mrs. Hila Peretz, Adv. — Legal Counsel

Mr. Rafi Twina, Adv. — Legal Counsel

Mr. Tziki Kotler — Director (National Supervisor — Restructuring)